Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Thursday, August 21, 2008	TRADED:	Nasdaq
LANCASTER COLONY REPORTS FISCAL YEAR, FOURTH QUARTER RESULTS
     COLUMBUS, Ohio, Aug. 21 — Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fiscal year ended June 30, 2008, including these highlights:
•	Net sales increased four percent to $981 million versus $946 million last year. All prior-period sales and results of automotive operations have been reclassified to discontinued operations due to their divestiture.

•	Income from continuing operations was $48,439,000, compared to $64,279,000 earned in the preceding fiscal year. Fiscal 2008 results included a $2.5 million pretax distribution (five cents per share after taxes) received under the Continued Dumping and Subsidy Offset Act (CDSOA) and pretax income of approximately $1.7 million (four cents per share after taxes) from a fourth-quarter adjustment of self-insured general liability insurance to reflect favorable claims development for prior years. In fiscal 2007, the pretax CDSOA distribution was $0.7 million (one cent per share after taxes). The latest year’s results also included a pretax loss on the November 2007 sale of consumer and floral glass operations totaling $6.4 million (14 cents per share after taxes) and a pretax noncash pension settlement charge of $3.0 million (seven cents per share after taxes) recorded in corporate expenses. The prior year’s results from continuing operations included pretax restructuring and impairment charges of approximately $3.5 million (seven cents per share after taxes), including $1.4 million recorded in cost of sales for the write-down of inventories. Diluted earnings per share from continuing operations were $1.64 compared to $2.03 a year ago.

•	Net income totaled $37.6 million, or $1.28 per diluted share, after a loss from discontinued operations of $10.8 million, or $.37 per diluted share, which included a net loss of $13.5 million on the sale of certain automotive operations. In the prior year, net income totaled $45.7 million, or $1.45 per diluted share, after a loss from discontinued operations of $18.6 million, or $.59 per diluted share, which included a net loss of $15.1 million on the sale of other automotive operations.

•	The cash dividend was increased for the 45th consecutive year, and 2.3 million shares were repurchased at a cost of $89.3 million.

•	The company’s balance sheet remains strong with year-end debt totaling $55 million, or approximately 13 percent of total capitalization. The current capital structure provides flexibility to support growth of shareholder value through internal reinvestment, business acquisitions, share repurchases and dividends.
Fourth Quarter Results
     Highlights of the fourth quarter ended June 30, 2008 included the following:
•	Net sales increased four percent to $237 million versus $227 million in the fourth quarter last year.

•	Specialty Foods sales were up 14 percent to a record $211.3 million, reflecting increases in both retail and foodservice sales. Higher pricing, stronger foodservice volumes and the June 2007
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acquisition of Marshall Biscuit, generated most of this growth. Operating income declined to $22.5 million compared to $24.5 million a year ago primarily due to substantially higher raw-material costs.

•	Glassware and Candles sales declined 39 percent to $25.4 million primarily due to the disposition of consumer and floral glass businesses. Candle sales decreased only slightly during the seasonally weak fourth quarter. The operating loss was $3.5 million compared to operating income of $1.6 million in the prior year fourth quarter. This decline in operating income was principally due to the divesting of glass operations, lower production levels and higher wax prices adversely affecting candle costs and approximately $1.1 million (two cents per share after taxes) of pretax restructuring costs for idled glass operations. The prior year results reflect a pretax bad debt recovery of approximately $1.0 million, which was more than offset by a pretax restructuring charge of approximately $1.1 million associated with glass operations.

•	Income from continuing operations totaled $10,516,000 and included pretax income pertaining to self-insured reserves for general liability insurance of approximately $1.7 million (four cents per share after taxes) reflecting more favorable claims experience than originally projected for prior years. Most of this income was allocated to the results of the Specialty Foods segment. The 2007 fourth quarter income from continuing operations was $15,619,000. Diluted earnings per share from continuing operations were 37 cents compared to 50 cents a year ago.

•	Net loss for the quarter totaled $2.6 million, or $.09 per share, after a loss from discontinued operations of $13.1 million, or $.46 per share, which included a $13.3 million loss on the sale of automotive operations. In the fourth quarter a year ago, net income totaled $575,000, or two cents per share, after a loss from discontinued operations of $15.0 million, or $.48 per share, which included a $15.9 million loss on the sale of automotive operations.
     Chairman and CEO John B. Gerlach, Jr. said, “While mix and pricing actions allowed our specialty food operating margin to improve over the prior quarter level, food operations remained greatly challenged by markedly higher commodity costs. Our review of strategic alternatives for nonfood operations continued as we divested our last automotive operation. Our only remaining significant nonfood business is candles, and we do not expect further progress on our strategic evaluation of these operations under current market conditions. However, we will continue to review our options and may revisit our efforts as conditions improve.”
Fiscal 2008 Commentary
     Mr. Gerlach characterized fiscal 2008 as reflecting substantial progress in refining the company’s strategic focus. He cited a number of specific key investments and accomplishments during the past fiscal year:
•	Increased Specialty Foods sales;

•	The successful ramp-up of a new frozen bread manufacturing facility available to support the growing Sister Schubert’s brand;

•	Efficient integration of the Marshall Biscuit operations acquired in June 2007;

•	Divestiture of the company’s consumer and floral glass operations;

•	Divestiture of the company’s final and largest automotive operation;

•	Consummation of a new, five-year revolving credit facility; and

•	Strengthening the company’s corporate governance standard through the appointment of a lead director and the addition of a new independent director who is an experienced former food industry executive.
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     Mr. Gerlach said, “With the sale of our aluminum truck accessory operations in June, our two-year strategic review resulted in the divestiture or closure of several nonfood operations that had combined net sales in excess of $300 million as recently as fiscal 2006. We feel we have now clearly defined our future focus on the food sector. Despite having improved our future opportunities through several new retail product introductions, implementing operational improvements and expanding our foodservice customer offerings, we faced food commodity and paraffin wax costs reaching unprecedented highs during fiscal 2008. The comparative impact of these costs is estimated at roughly $70 million, about half of which we recovered through increased product pricing.”
Fiscal 2009 Commentary
     Mr. Gerlach continued, “We recognize that aggressive action is necessary to mitigate much higher year-over-year ingredient costs as we enter fiscal 2009. Our food group is in the process of pushing forward on a number of cost-saving initiatives relating to ingredient usage. We recently closed our Atlanta dressing facility to take advantage of lower-cost capacity available at our other locations. Additional pricing actions are currently being implemented, and we continue our intensive product development efforts. We are also implementing higher candle pricing as we confront significantly higher wax costs and the adverse effect of lower operating levels. We look forward to addressing our challenges in the framework of a business structure that is focused on taking advantage of our strong market positions and highly recognizable brands.”
Conference Call on the Web
     The company’s fourth quarter conference call is scheduled for this morning, August 21, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
     Lancaster Colony Corporation is primarily a manufacturer and marketer of specialty foods for the retail and foodservice markets. The manufacturing and marketing of nonfood products is predominantly comprised of candles for consumer retail markets.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com
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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (b)
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$236,684	$227,392	$980,915	$945,810
Cost of sales	199,459	183,026	823,574	764,070

Gross margin	37,225	44,366	157,341	181,740
Selling, general & administrative expenses	19,095	18,708	80,751	79,704
Restructuring and impairment charge	1,071	1,122	1,253	2,126

Operating income	17,059	24,536	75,337	99,910
Interest expense	(531)	(137)	(3,076)	(150)
Interest income and other — net	180	113	3,407	1,500

Income from continuing operations before income taxes	16,708	24,512	75,668	101,260
Taxes based on income	6,192	8,893	27,229	36,981

Income from continuing operations	10,516	15,619	48,439	64,279
Income (loss) from discontinued operations	203	815	2,633	(3,475)
Loss on sale of discontinued operations	(13,293)	(15,859)	(13,452)	(15,120)

Total discontinued operations, net of tax	(13,090)	(15,044)	(10,819)	(18,595)

Net (loss) income	$(2,574)	$575	$37,620	$45,684

Net income (loss) per common share:(a)

Continuing operations — basic	$.37	$.50	$1.64	$2.04

Continuing operations — diluted	$.37	$.50	$1.64	$2.03

Discontinued operations — basic and diluted	$(.46)	$(.48)	$(.37)	$(.59)

Net (loss) income — basic and diluted	$(.09)	$.02	$1.28	$1.45

Cash dividends per common share	$.28	$.27	$1.11	$1.07

Weighted average common shares outstanding:
Basic	28,596	31,120	29,494	31,576
Diluted	28,598	31,147	29,499	31,603
(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the years ended June 30, 2008 and 2007 have been reflected as discontinued operations in all periods presented.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (b)
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET SALES
Specialty Foods	$211,319	$185,564	$808,507	$728,657
Glassware and Candles	25,365	41,828	172,408	217,153

	$236,684	$227,392	$980,915	$945,810

OPERATING INCOME
Specialty Foods	$22,531	$24,521	$88,975	$101,518
Glassware and Candles	(3,482)	1,603	(1,887)	5,712
Corporate expenses	(1,990)	(1,588)	(11,751)	(7,320)

	$17,059	$24,536	$75,337	$99,910

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (b)
(In thousands)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and equivalents	$19,417	$8,316
Receivables — net of allowance for doubtful accounts	59,409	63,112
Total inventories	120,303	124,421
Deferred income taxes and other current assets	34,545	27,757
Current assets of discontinued operations	—	55,305

Total current assets	233,674	278,911
Net property, plant and equipment	179,573	194,589
Other assets	106,931	110,921
Noncurrent assets of discontinued operations	—	14,076

Total assets	$520,178	$598,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$—	$42,500
Accounts payable	45,964	41,791
Accrued liabilities	42,785	48,121
Current liabilities of discontinued operations	—	9,378

Total current liabilities	88,749	141,790
Long-term debt	55,000	—
Other noncurrent liabilities and deferred income taxes	17,211	12,379
Noncurrent liabilities of discontinued operations	—	19
Shareholders’ equity	359,218	444,309

Total liabilities and shareholders’ equity	$520,178	$598,497

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